ACQUISITION AGREEMENT AND PLAN OF MERGER

                        DATED AS OF FEBRUARY 4, 2000

                                   BETWEEN

                        WORLDNET RESOURCE GROUP, INC.

                                     AND

                             NAVITEC GROUP, INC

TABLE OF CONTENTS


ARTICLE 1. The Merger
  Section 1.1.                                        The Merger
  Section 1.2.                                    Effective Time
  Section 1.3.                             Closing of the Merger
  Section 1.4.                            Effects of the Merger
  Section 1.5.                  Board of Directors and Officers
  Section 1.6.                              Conversion of Shares
  Section 1.7.                          Exchange of Certificates
  Section 1.8.                                     Stock Options
  Section 1.9.        Taking of Necessary Action; Further Action

ARTICLE 2. Representations and Warranties of WRGI
  Section 2.1.                     Organization and Qualification
  Section 2.2.                             Capitalization of WRGI
  Section 2.3.Authority Relative to this Agreement; Recommendation.
  Section 2.4.                  SEC Reports; Financial Statements
  Section 2.5.                               Information Supplied
  Section 2.6.              Consents and Approvals; No Violations
  Section 2.7.                                         No Default
  Section 2.8.     No Undisclosed Liabilities; Absence of Changes
  Section 2.9.                                         Litigation
  Section 2.10.                    Compliance with Applicable Law
  Section 2.11.             Employee Benefit Plans; Labor Matters
  Section 2.12.                Environmental Laws and Regulations
  Section 2.13.                                       Tax Matters
  Section 2.14.                                 Title To Property
  Section 2.15.                             Intellectual Property
  Section 2.16.                                         Insurance
  Section 2.17.                                     Vote Required
  Section 2.18.                                     Tax Treatment
  Section 2.19.                                        Affiliates
  Section 2.20.                        Certain Business Practices
  Section 2.21.                                 Insider Interests
  Section 2.22.                      Opinion of Financial Adviser
  Section 2.23.                                           Brokers
  Section 2.24.                                        Disclosure
  Section 2.25.                            No Existing Discussion
  Section 2.26.                                Material Contracts

ARTICLE 3. Representations and Warranties of NAVITEC.
  Section 3.1.                     Organization and Qualification
  Section 3.2.                          Capitalization of NAVITEC
  Section 3.3.Authority Relative to this Agreement; Recommendation
  Section 3.4.                  SEC Reports; Financial Statements
  Section 3.5.                               Information Supplied
  Section 3.6.              Consents and Approvals; No Violations
  Section 3.7.                                         No Default
  Section 3.8      No Undisclosed Liabilities; Absence of Changes
  Section 3.9.                                         Litigation
  Section 3.10.                    Compliance with Applicable Law
  Section 3.11.             Employee Benefit Plans; Labor Matters
  Section 3.12.                Environmental Laws and Regulations
  Section 3.13.                                       Tax Matters
  Section 3.14.                                 Title to Property
  Section 3.15.                             Intellectual Property
  Section 3.16.                                         Insurance
  Section 3.17.                                     Vote Required
  Section 3.18.                                     Tax Treatment
  Section 3.19.                                        Affiliates
  Section 3.20.                        Certain Business Practices
  Section 3.21.                                 Insider Interests
  Section 3.22.                      Opinion of Financial Adviser
  Section 3.23.                                           Brokers
  Section 3.24.                                        Disclosure
  Section 3.25.                           No Existing Discussions
  Section 3.26.                                Material Contracts

ARTICLE 4. Covenants
  Section 4.1.                        Conduct of Business of WRGI
  Section 4.2.                     Conduct of Business of NAVITEC
  Section 4.3.         Preparation of 8-K and the Proxy Statement
  Section 4.4.                         Other Potential Acquirers
  Section 4.5.                          Meetings of Stockholders
  Section 4.6.                               NASD OTC:BB Listing
  Section 4.7.                             Access to Information
  Section 4.8.        Additional Agreements; Reasonable Efforts.
  Section 4.9.Employee Benefits; Stock Option and Employee Purchase Plans
  Section 4.10.                             Public Announcements
  Section 4.11.                                  Indemnification
  Section 4.12.                  Notification of Certain Matters

ARTICLE 5. Conditions to Consummation of the Merger
            Conditions to Each Party's Obligations to Effect the
  Section 5.1.                                             Merger
  Section 5.2.              Conditions to the Obligations of WRGI
  Section 5.3.           Conditions to the Obligations of NAVITEC

ARTICLE 6. Termination; Amendment; Waiver
  Section 6.1.                                        Termination
  Section 6.2.                              Effect of Termination
  Section 6.3.                                  Fees and Expenses
  Section 6.4.                                          Amendment
  Section 6.5.                                  Extension; Waiver

ARTICLE 7. Miscellaneous
  Section 7.1.      Nonsurvival of Representations and Warranties
  Section 7.2.                       Entire Agreement; Assignment
  Section 7.3.                                           Validity
  Section 7.4.                                            Notices
  Section 7.5.                                      Governing Law
  Section 7.6.                               Descriptive Headings
  Section 7.7.                                Parties in Interest
  Section 7.8.                               Certain Definitions
  Section 7.9.                                Personal Liability
  Section 7.10.                             Specific Performance
  Section 7.11.                                     Counterparts

                        AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of February 4, 2000, is between WORLDNET RESOURCE GROUP, INC., a Utah
corporation   ("WRGI"),  and  NAVITEC  GROUP,  INC.,  a  Nevada   corporation
("NAVITEC").

     Whereas, the Boards of Directors of WRGI and NAVITEC each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

     Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     Whereas, WRGI and NAVITEC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     Now, therefore, in consideration of the promises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, WRGI and NAVITEC hereby agree as follows:

                                  ARTICLE I

                                 The Merger

     Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the "NGCL") and the Utah Revised Business Corporation Act (the "UGCL"), NAVITEC shall be merged with and into WRGI (as defined below) (the ''Merger`).
Following the Merger, WRGI shall continue as the successor issuers (the "Successor Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of NAVITEC shall cease. Prior to the Effective Time, the parties hereto shall mutually agree as to the name of the Successor Corporation; however, initially the Successor Corporation shall be named WORLDNET RESOURCE GROUP, INC.. a Utah corporation. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of NAVITEC and WRGI, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada and the Secretary of State of the State of Utah for filing pursuant to the NGCL and UGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada and the Secretary of State of the State of Nevada in accordance with the NGCL and UGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

     Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Sperry Young & Stoecklein, 1850 E.
Flamingo Rd., Suite 111, Las Vegas, Nevada, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL and UGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of NAVITEC shall vest in the Successor Corporation, and all debts, liabilities and duties of NAVITEC shall become the debts, liabilities and duties of the Successor Corporation.

     Section 1.5. Board of Directors and Officers of WRGI. At or prior to the Effective Time, each of NAVITEC and WRGI agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of WRGI to remain the same

     Section 1.6. Conversion of Shares. At the Effective Time, each share of common stock, par value $.001 per share of NAVITEC (individually a "NAVITEC Share" and collectively, the "NAVITEC Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of NAVITEC, WRGI, or the holder thereof, be converted into and shall become fully paid and nonassessable WRGI common shares determined by issuing approximately one (1) share of WRGI common share for every 2400 shares of NAVITEC.

     Section 1.7. Exchange of Certificates.

     (a) Prior to the Effective Time, WRGI shall enter into an agreement with, and shall deposit with, Sperry Young & Stoecklein, or such other agent or agents as may be satisfactory to WRGI and NAVITEC (the "Exchange Agent'), for the benefit of the holders of NAVITEC Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of WRGI Shares to be issued to holders of NAVITEC Shares issuable pursuant to Section 1.6 in exchange for outstanding NAVITEC Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding NAVITEC Shares (the "Certificates") whose shares were converted into the right to receive WRGI Shares pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as NAVITEC and WRGI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing WRGI Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole WRGI Shares, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of NAVITEC Shares which are not registered in the transfer records of NAVITEC, a certificate representing the proper number of WRGI Shares may be issued to a transferee if the Certificate representing such NAVITEC Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or WRGI to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing WRGI Shares as contemplated by this Section 1.7.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to WRGI Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the WRGI Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

     (d) In the event that any Certificate for NAVITEC Shares or WRGI Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefore, upon the making of an affidavit of that fact by the holder thereof such WRGI Shares and cash in lieu of fractional WRGI Shares, if any, as may be required pursuant to this Agreement; provided, however, that WRGI or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

     (e) All WRGI Shares issued upon the surrender for exchange of NAVITEC Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such NAVITEC Shares. There shall be no further registration of transfers on the stock transfer books of either of NAVITEC or WRGI of the NAVITEC Shares or WRGI Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to WRGI for any reason, they shall be canceled and exchanged as provided in this Article I.

     (f) No fractional WRGI Shares shall be issued in the Merger, but in lieu thereof each holder of NAVITEC Shares otherwise entitled to a fractional WRGI Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

     Section 1.8. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, NAVITEC or WRGI reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest WRGI with full right, title and possession to all assets, property, rights, privileges, powers and franchises of NAVITEC, the officers and directors of WRGI and NAVITEC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                  ARTICLE 2

                   Representations and Warranties of WRGI

     Except as set forth on the Disclosure Schedule delivered by WRGI to NAVITEC (the "WRGI Disclosure Schedule"), WRGI hereby represents and warrants to NAVITEC as follows:

     Section 2.1. Organization and Qualification.

     (a) WRGI is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has 300 or more round lot (100 or more shares) stockholders and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on WRGI. When used in connection with WRGI, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of WRGI, other than any change or effect arising out of general economic conditions unrelated to any business in which WRGI is engaged, or
(ii) that may impair the ability of WRGI to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) WRGI has heretofore delivered to NAVITEC accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of WRGI. Except as set forth on Schedule
2.1 of the WRGI Disclosure Schedule, WRGI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on WRGI.

     Section 2.2. Capitalization of WRGI.

     (a) The authorized capital stock of WRGI consists of: (i) One Hundred Million (100,000,000) Shares of Common Stock, $0.001 par value; and (ii) Fifty Million (50,000,000) Shares of Preferred Stock, $.001 par value. On January 31, 2000 there were 80,584,532 shares of common stock issued and outstanding. There are no issued and outstanding Preferred shares. On January 31, 2000 WRGI's board of directors approved a 1 for 12 reverse split providing for a total issued and outstanding of common shares of 6,715,378 post split. This reverse split has not been reflected on the most recent list of stockholders or on the records of the National Association of Securities Dealers. Pursuant to the Merger Agreement WRGI will issue approximately 2,083 shares of 144 restricted common stock to the stockholder of NAVITEC. All of the outstanding WRGI Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of WRGI, (ii) securities of WRGI convertible into or exchangeable for shares of capital stock or voting securities of WRGI, (iii) options or other rights to acquire from WRGI and, no obligations of WRGI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of WRGI, except as required by this Merger, and (iv) equity equivalents, interests in the ownership or earnings of WRGI or other similar rights (collectively, "WRGI Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the WRGI Disclosure Schedule there are no outstanding obligations of WRGI or its subsidiaries to repurchase, redeem or otherwise acquire any WRGI Securities or stockholder agreements, voting trusts or other agreements or understandings to which WRGI is a party or by which it is bound relating to the voting or registration of any shares of capital stock of WRGI. For purposes of this Agreement, ''Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (b) The WRGI Shares constitute the only class of equity securities of WRGI registered or required to be registered under the Exchange Act.

     (c) WRGI does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

     Section 2.3. Authority Relative to this Agreement; Recommendation. WRGI has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of WRGI (the "WRGI Board") and no other corporate proceedings on the part of WRGI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by WRGI and constitutes a valid, legal and binding agreement of WRGI, enforceable against WRGI in accordance with its terms.

     Section 2.4. SEC Reports; Financial Statements. WRGI is not required to file forms, reports and documents with the SEC.

     Section 2.5. Information Supplied. None of the information supplied or to be supplied by WRGI for inclusion or incorporation by reference in connection with the Merger will at the date presented to stockholder of NAVITEC and at the times of the meeting or meetings of stockholders of WRGI to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ''HSR Act''), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the WRGI Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by WRGI of this Agreement or the consummation by WRGI of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on WRGI.

     Except as set forth in Section 2.6 of the WRGI Disclosure Schedule, neither the execution, delivery and performance of this Agreement by WRGI nor the consummation by WRGI of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of WRGI, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which WRGI is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to WRGI or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on WRGI.

     Section 2.7. No Default. Except as set forth in Section 2.7 of the WRGI Disclosure Schedule, WRGI is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which WRGI is now a party or by which any of its respective properties or assets may be bound or
(iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to WRGI or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on WRGI. Except as set forth in Section 2.7 of the WRGI Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which WRGI is now a party or by which its respective properties or assets may be bound that is material to WRGI and that has not expired is in full force and effect and is not subject to any material default thereunder of which WRGI is aware by any party obligated to WRGI thereunder.

     Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by WRGI of approximately $1.2 million in certain bridge loan obligations, none of WRGI or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of WRGI and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on WRGI. Except as disclosed by WRGI, none of WRGI or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to WRGI or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on WRGI. Except as and to the extent disclosed by WRGI there has not been (i) any material change by WRGI in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by WRGI of any of its assets having a Material Adverse Effect on WRGI, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 2.9. Litigation. Except as set forth in Schedule 2.9 of the WRGI Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of WRGI, threatened against WRGI or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on WRGI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by WRGI, none of WRGI or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on WRGI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.10. Compliance with Applicable Law. Except as disclosed by WRGI, WRGI and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "WRGI Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on WRGI. Except as disclosed by WRGI, WRGI and its subsidiaries are in compliance with the terms of the WRGI Permits, except where the failure so to comply would not have a Material Adverse Effect on WRGI. Except as disclosed by WRGI, the businesses of WRGI and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on WRGI. Except as disclosed by WRGI no investigation or review by any Governmental Entity with respect to WRGI or its subsidiaries is pending or, to the knowledge of WRGI, threatened, nor, to the knowledge of WRGI, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which WRGI reasonably believes will not have a Material Adverse Effect on WRGI.

     Section 2.11. Employee Benefit Plans; Labor Matters.

     (a) Except as set forth in Section 2.11(a) of the WRGI Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income

Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by WRGI or any entity required to be aggregated with WRGI pursuant to Section 414 of the Code (each, a "WRGI Employee Plan"), no event has occurred and to the knowledge of WRGI, no condition or set of circumstances exists in connection with which WRGI could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on WRGI.

     (b) (i) No WRGI Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each WRGI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 2.11(c) of the WRGI Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any WRGI Stock Options, together with the number of WRGI Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the WRGI Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. WRGI has furnished NAVITEC with complete copies of the plans pursuant to which the WRGI Stock Options were issued. Other than the automatic vesting of WRGI Stock Options that may occur without any action on the part of WRGI or its officers or directors, WRGI has not taken any action that would result in any WRGI Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) WRGI has made available to NAVITEC (i) a description of the terms of employment and compensation arrangements of all officers of WRGI and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating WRGI to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of WRGI who have executed a non-competition agreement with WRGI and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of WRGI with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of WRGI with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the WRGI Disclosure Schedule.

     (e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any WRGI Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) There are no controversies pending or, to the knowledge of WRGI, threatened, between WRGI and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on WRGI. Neither WRGI nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by WRGI or any of its subsidiaries (and neither WRGI nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does WRGI know of any activities or proceedings of any labor union to organize any of its or employees. WRGI has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

     Section 2.12. Environmental Laws and Regulations.

     (a) Except as publicly disclosed by WRGI in the WRGI SEC Reports, (i) WRGI is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on WRGI, which compliance includes, but is not limited to, the possession by WRGI of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) WRGI has not received written notice of, or, to the knowledge of WRGI, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an ''Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on WRGI; and (iii) to the knowledge of WRGI, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by WRGI, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on WRGI that are pending or, to the knowledge of WRGI, threatened against WRGI or, to the knowledge of WRGI, against any person or entity whose liability for any Environmental Claim WRGI has or may have retained or assumed either contractually or by operation of law.

     Section 2.13. Tax Matters.

     (a) Except as set forth in Section 2.13 of the WRGI Disclosure Schedule:
(i) WRGI has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of WRGI and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to WRGI have been paid in full or have been provided for in accordance with GAAP on WRGI's most recent balance sheet which is part of the WRGI SEC Documents.
(iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to WRGI; (iv) to the knowledge of WRGI none of the Tax Returns of or with respect to WRGI is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to WRGI which has not been abated or paid in full.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

     Section 2.14. Title to Property. WRGI has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on WRGI; and, to WRGI's knowledge, all leases pursuant to which WRGI leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of WRGI, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which WRGI has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on WRGI.

     Section 2.15. Intellectual Property.

     (a) WRGI owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "WRGI Intellectual Property Rights").

     (b) The validity of the WRGI Intellectual Property Rights and the title thereto of WRGI is not being questioned in any litigation to which WRGI is a party.

     (c) Except as set forth in Section 2.15(c) of the WRGI Disclosure Schedule, the conduct of the business of WRGI as now conducted does not, to WRGI's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any WRGI Intellectual Property Rights.

     (d) WRGI has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where WRGI has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 2.16. Insurance. WRGI currently does not maintain general liability and other business insurance.

     Section 2.17. Vote Required. Approval of this Agreement and Plan of Merger by the Stockholders of WRGI is not required pursuant to NRS 92A.130(i).

     Section 2.18. Tax Treatment. Neither WRGI nor, to the knowledge of WRGI, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.19. Affiliates. Except for Principal WRGI Stockholder ("WRGIS") and the directors and executive officers of WRGI, each of whom is listed in Section 2.19 of the WRGI Disclosure Schedule, there are no persons who, to the knowledge of WRGI, may be deemed to be affiliates of WRGI under Rule 1-02(b) of Regulation S-X of the SEC (the "WRGI Affiliates").

     Section 2.20. Certain Business Practices. None of WRGI or any directors, officers, agents or employees of WRGI has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the WRGI Disclosure Schedule, neither PVS nor any officer or director of WRGI has any interest in any material property, real or personal, including without limitation, any computer software or WRGI Intellectual Property
Rights, used in or pertaining to the business of WRGI, expect for the ordinary rights of a stockholder or employee stock optionholder.

     Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the WRGI Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of WRGI Shares.

     Section 2.23. Brokers. No broker, finder or investment banker (other than the WRGI Financial Adviser, a true and correct copy of whose engagement agreement has been provided to NAVITEC) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WRGI.

     Section 2.24. Disclosure. No representation or warranty of WRGI in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to NAVITEC pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 2.25. No Existing Discussions. As of the date hereof, WRGI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

     Section 2.26. Material Contracts.

     (a) WRGI has delivered or otherwise made available to NAVITEC true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which WRGI is a party affecting the obligations of any party thereunder) to which WRGI is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of WRGI taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of WRGI taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which WRGI is a party involving employees of WRGI); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since June 30, 1999; (vi) contracts or agreements with any Governmental Entity. and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "WRGI Contracts"). WRGI is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the WRGI Contracts is valid and enforceable in accordance with its terms, and there is no default under any WRGI Contract so listed either by WRGI or, to the knowledge of WRGI, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by WRGI or, to the knowledge of WRGI, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on WRGI.

     (c) No party to any such WRGI Contract has given notice to WRGI of or made a claim against WRGI with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on WRGI.

                                  ARTICLE 3

                  Representations and Warranties of NAVITEC

     Except as set forth on the Disclosure Schedule delivered by NAVITEC to WRGI (the "NAVITEC Disclosure Schedule"), NAVITEC hereby represents and warrants to WRGI as follows:

     Section 3.1. Organization and Qualification.

     (a) Each of NAVITEC and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on NAVITEC. When used in connection with NAVITEC, the term "Material Adverse Effect'' means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of NAVITEC and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which NAVITEC and its subsidiaries are engaged, or (ii) that may impair the ability of NAVITEC to consummate the transactions contemplated hereby.

     (b) NAVITEC has heretofore delivered to WRGI accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of NAVITEC. Each of NAVITEC and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on NAVITEC.

     Section 3.2. Capitalization of NAVITEC.

     (a) As of December 31, 1999, the authorized capital stock of NAVITEC consists of; (i) Twenty-five Million (25,000,000) NAVITEC common Shares, $.001 par value, of which 5,000,000 common Shares are issued and outstanding. All of the outstanding NAVITEC Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

     (b) Except as set forth in Section 3.2(b) of the NAVITEC Disclosure Schedule, NAVITEC is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

     (c) Except as set forth in Section 3.2(c) of the NAVITEC Disclosure Schedule, between December 31, 1999 and the date hereof, no shares of NAVITEC's capital stock have been issued and no NAVITEC Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of NAVITEC, (ii) securities of NAVITEC or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of NAVITEC, (iii) options or other rights to acquire from NAVITEC or its subsidiaries, or obligations of NAVITEC or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of NAVITEC, or (iv) equity equivalents, interests in the ownership or earnings of NAVITEC or its subsidiaries or other similar rights (collectively, "NAVITEC Securities"). As of the date hereof, there are no outstanding obligations of NAVITEC or any of its subsidiaries to repurchase, redeem or otherwise acquire any NAVITEC Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which NAVITEC is a party or by which it is bound relating to the voting or registration of any shares of capital stock of NAVITEC.

     (d) Except as set forth in Section 3.2(d) of the NAVITEC Disclosure Schedule, there are no securities of NAVITEC convertible into or exchangeable for, no options or other rights to acquire from NAVITEC, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of NAVITEC.

     (e) The NAVITEC Shares constitute the only class of equity securities of NAVITEC or its subsidiaries.

     (f) Except as set forth in Section 3.2(f) of the NAVITEC Disclosure Schedule, NAVITEC does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

     Section 3.3. Authority Relative to this Agreement; Recommendation.

     (a) NAVITEC has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of NAVITEC (the "NAVITEC Board"), and no other corporate proceedings on the part of NAVITEC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding NAVITEC Shares. This Agreement has been duly and validly executed and delivered by NAVITEC and constitutes a valid, legal and binding agreement of NAVITEC, enforceable against NAVITEC in accordance with its terms.

     (b) The NAVITEC Board has resolved to recommend that the stockholder of NAVITEC approve and adopt this Agreement.

     Section 3.4. SEC Reports; Financial Statements.

     (a) NAVITEC has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since December 31, 1999, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities
Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. NAVITEC has heretofore delivered or promptly will deliver prior to the Effective Date to NAVITEC, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999,
(ii) all definitive proxy statements relating to NAVITEC's meetings of stockholders (whether annual or special) held since December 31, 1999, if any, and (iii) all other reports or registration statements filed by NAVITEC with the SEC since December 31, 1999 (all of the foregoing, collectively, the "NAVITEC SEC Reports"). None of such NAVITEC SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of NAVITEC included in the NAVITEC SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of NAVITEC as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the NAVITEC SEC Reports have been so filed.

     (b) NAVITEC has heretofore made available or promptly will make available to WRGI a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by NAVITEC with the SEC pursuant to the Exchange Act.

     Section 3.5. Information Supplied. None of the information supplied or to be supplied by NAVITEC for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the NAVITEC Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by NAVITEC of this Agreement or the consummation by NAVITEC of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on NAVITEC.

     Neither the execution, delivery and performance of this Agreement by NAVITEC nor the consummation by NAVITEC of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of NAVITEC or any of NAVITEC's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which NAVITEC or any of NAVITEC's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to NAVITEC or any of NAVITEC's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on NAVITEC.

     Section 3.7. No Default. None of NAVITEC or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which NAVITEC or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to NAVITEC, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on NAVITEC. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which NAVITEC or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to NAVITEC and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which NAVITEC is aware by any party obligated to NAVITEC or any subsidiary thereunder.

     Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the NAVITEC Disclosure Schedule and except as and to the extent publicly disclosed by NAVITEC in the NAVITEC SEC Reports, as of December 31, 1999, NAVITEC does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of NAVITEC (including the notes thereto) or which would have a Material Adverse Effect on NAVITEC. Except as publicly disclosed by NAVITEC, since November 22, 1999, NAVITEC has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to NAVITEC having or which reasonably could be expected to have, a Material Adverse Effect on NAVITEC. Except as and to the extent publicly disclosed by NAVITEC in the NAVITEC SEC Reports and except as set forth in Section 2.8 of the NAVITEC Disclosure Schedule, since November 22,1999, there has not been (i) any material change by NAVITEC in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by NAVITEC of any of its assets having a Material Adverse Effect on NAVITEC, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.9. Litigation. Except as publicly disclosed by NAVITEC in the NAVITEC SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of NAVITEC, threatened against NAVITEC or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on NAVITEC or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by NAVITEC in the NAVITEC SEC Reports, NAVITEC is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on NAVITEC or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.10. Compliance with Applicable Law. Except as publicly disclosed by NAVITEC in the NAVITEC SEC Reports, NAVITEC holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'NAVITEC Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on NAVITEC. Except as publicly disclosed by NAVITEC in the NAVITEC SEC Reports, NAVITEC is in compliance with the terms of the NAVITEC Permits, except where the failure so to comply would not have a Material Adverse Effect on NAVITEC. Except as publicly disclosed by NAVITEC in the NAVITEC SEC Reports, the business of NAVITEC is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on NAVITEC. Except as publicly disclosed by NAVITEC in the NAVITEC SEC Reports, no investigation or review by any Governmental Entity with respect to NAVITEC is pending or, to the knowledge of NAVITEC, threatened, nor, to the knowledge of NAVITEC, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which NAVITEC reasonably believes will not have a Material Adverse Effect on NAVITEC.

     Section 3.11. Employee Benefit Plans; Labor Matters.

     (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by NAVITEC, any of its subsidiaries or any entity required to be aggregated with NAVITEC or any of its subsidiaries pursuant to
Section 414 of the Code (each, a "NAVITEC Employee Plan"), no event has occurred and, to the knowledge of NAVITEC, no condition or set of circumstances exists in connection with which NAVITEC or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on NAVITEC.

     (b) (i) No NAVITEC Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each NAVITEC Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 3.11(c) of the NAVITEC Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any NAVITEC Stock Options, together with the number of NAVITEC Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the NAVITEC Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. NAVITEC has furnished WRGI with complete copies of the plans pursuant to which the NAVITEC Stock Options were issued. Other than the automatic vesting of NAVITEC Stock Options that may occur without any action on the part of NAVITEC or its officers or directors, NAVITEC has not taken any action that would result in any NAVITEC Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) NAVITEC has made available to WRGI (i) a description of the terms of employment and compensation arrangements of all officers of NAVITEC and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating NAVITEC to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of NAVITEC who have executed a non-competition agreement with NAVITEC and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of NAVITEC with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the NAVITEC with or relating to its employees which contain change in control provisions.

     (e) Except as disclosed in Section 3.11(e) of the NAVITEC Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any NAVITEC Employee Plan or any agreement or arrangement disclosed under this Section
3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) There are no controversies pending or, to the knowledge of NAVITEC threatened, between NAVITEC or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on NAVITEC. Neither NAVITEC nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by NAVITEC or any of its subsidiaries (and neither NAVITEC nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does NAVITEC know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. NAVITEC has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

     Section 3.12. Environmental Laws and Regulations.

     (a) Except as disclosed by NAVITEC, (i) each of NAVITEC and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on NAVITEC, which compliance includes, but is not limited to, the possession by NAVITEC and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of NAVITEC or its subsidiaries has received written notice of, or, to the knowledge of NAVITEC, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on NAVITEC; and (iii) to the knowledge of NAVITEC, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as disclosed by NAVITEC, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on NAVITEC that are pending or, to the knowledge of NAVITEC, threatened against NAVITEC or any of its subsidiaries or, to the knowledge of NAVITEC, against any person or entity whose liability for any Environmental Claim NAVITEC or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the NAVITEC Disclosure Schedule: (i) NAVITEC and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of NAVITEC and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to NAVITEC and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on NAVITEC's most recent balance sheet which is part of the NAVITEC SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to NAVITEC or its subsidiaries; (iv) to the knowledge of NAVITEC none of the Tax Returns of or with respect to NAVITEC or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to NAVITEC or any of its subsidiaries which has not been abated or paid in full.

     Section 3.14. Title to Property. NAVITEC and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on NAVITEC; and, to NAVITEC's knowledge, all leases pursuant to which NAVITEC or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of NAVITEC, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which NAVITEC or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on NAVITEC.

     Section 3.15. Intellectual Property.

     (a) Each of NAVITEC and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "NAVITEC Intellectual Property Rights").

     (b) Except as set forth in Section 3.15(b) of the NAVITEC Disclosure Schedule the validity of the NAVITEC Intellectual Property Rights and the title thereto of NAVITEC or any subsidiary, as the case may be, is not being questioned in any litigation to which NAVITEC or any subsidiary is a party.

     (c) The conduct of the business of NAVITEC and its subsidiaries as now conducted does not, to NAVITEC's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any NAVITEC Intellectual Property Rights.

     (d) Each of NAVITEC and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where NAVITEC has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 3.16. Insurance. NAVITEC currently does not maintain general liability and other business insurance.

     Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding NAVITEC Shares is the only vote of the holders of any class or series of NAVITEC's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 3.18. Tax Treatment. Neither NAVITEC nor, to the knowledge of NAVITEC, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 3.19. Affiliates. Except for the directors and executive officers of NAVITEC, each of whom is listed in Section 3.19 of the NAVITEC Disclosure Schedule, there are no persons who, to the knowledge of NAVITEC, may be deemed to be affiliates of NAVITEC under Rule 1-02(b) of Regulation S-X of the SEC (the "NAVITEC Affiliates").

     Section 3.20. Certain Business Practices. None of NAVITEC, any of its subsidiaries or any directors, officers, agents or employees of NAVITEC or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

     Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the NAVITEC Disclosure Schedule, no officer or director of NAVITEC has any interest in any material property, real or personal, including without limitation, any computer software or NAVITEC Intellectual Property Rights, used in or pertaining to the business of NAVITEC or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

     Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the NAVITEC Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of NAVITEC Shares.

     Section 3.23. Brokers. No broker, finder or investment banker (other than the NAVITEC Financial Adviser, a true and correct copy of whose engagement agreement has been provided to WRGI) is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NAVITEC.

     Section 3.24. Disclosure. No representation or warranty of NAVITEC in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to WRGI pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 3.25. No Existing Discussions. As of the date hereof, NAVITEC is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

     Section 3.26. Material Contracts.

     (a) NAVITEC has delivered or otherwise made available to WRGI true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which NAVITEC is a party affecting the obligations of any party thereunder) to which NAVITEC or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of NAVITEC and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of NAVITEC and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which NAVITEC is a party involving employees of NAVITEC); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the 'NAVITEC Contracts"). Neither NAVITEC nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the NAVITEC Contracts is valid and enforceable in accordance with its terms, and there is no default under any NAVITEC Contract so listed either by NAVITEC or, to the knowledge of NAVITEC, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by NAVITEC or, to the knowledge of NAVITEC, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on NAVITEC.

     (c) No party to any such NAVITEC Contract has given notice to NAVITEC of or made a claim against NAVITEC with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on NAVITEC.


                                  ARTICLE 4

                                  Covenants

     Section 4.1. Conduct of Business of WRGI. Except as contemplated by this Agreement or as described in Section 4.1 of the WRGI Disclosure Schedule, during the period from the date hereof to the Effective Time, WRGI will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the WRGI Disclosure Schedule, prior to the Effective Time, WRGI will not, without the prior written consent of NAVITEC:

     (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d)  adopt  a  plan  of  complete or partial  liquidation,  dissolution,
merger,    consolidation,    restructuring,   recapitalization    or    other
reorganization of WRGI (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person.
(iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of WRGI; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent WRGI from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to NAVITEC (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to WRGI);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to WRGI; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to WRGI;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on WRGI;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

     Section 4.2. Conduct of Business of NAVITEC. Except as contemplated by this Agreement or as described in Section 4.2 of the NAVITEC Disclosure Schedule during the period from the date hereof to the Effective Time, NAVITEC will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in
Section 4.2 of the NAVITEC Disclosure Schedule, prior to the Effective Time, NAVITEC will not, without the prior written consent of:

     (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

       (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of NAVITEC (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
(iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of NAVITEC or its subsidiaries; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent NAVITEC or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to NAVITEC);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to NAVITEC; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to NAVITEC and its subsidiaries taken as a whole;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on NAVITEC;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the NAVITEC contained in this Agreement untrue or incorrect.

     Section  4.3.  Preparation of 8-K.   NAVITEC  and  WRGI  shall  promptly
prepare and file with the SEC an 8-K disclosing this merger.

     Section 4.4. Other Potential Acquirers.

     (a) NAVITEC, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

     Section 4.5. Meetings of Stockholders. NAVITEC shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement. NAVITEC will, through its Boards of Directors, recommend to their respective stockholders approval of such matters

     Section 4.6. OTC:BB Listing. The parties shall use all reasonable efforts to cause the WRGI Shares, subject to Rule 144, to be traded on the Over-The-Counter Bulletin Board (OTC:BB).

     Section 4.7. Access to Information.

     (a) Between the date hereof and the Effective Time, WRGI will give NAVITEC and its authorized representatives, and NAVITEC will give WRGI and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, WRGI shall furnish to NAVITEC, and NAVITEC will furnish to WRGI, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

     (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

     Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, NAVITEC and WRGI agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section 4.9. Indemnification.

     (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, WRGI shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the ''Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective
Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) WRGI shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to WRGI, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL and UGCL or its certificate of incorporation or bylaws, (ii) WRGI will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and UGCL and WRGI's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to WRGI and the Indemnified Party; provided, however, that WRGI shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, c conflict on any significant issue between positions of any two or more Indemnified Parties.

     (b) In the event WRGI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Successor Corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of WRGI shall assume the obligations set forth in this Section 4.11.

     (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of WRGI and NAVITEC and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in WRGI's and NAVITEC's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 4.10. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE 5

                  Conditions to Consummation of the Merger

     Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of NAVITEC;

     (b) this Agreement shall have been approved and adopted by the Board of Directors of WRGI and NAVITEC;

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

     Section 5.2. Conditions to the Obligations of WRGI. The obligation of WRGI to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of NAVITEC contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on NAVITEC) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing NAVITEC shall have delivered to WRGI a certificate to that effect;

     (b) each of the covenants and obligations of NAVITEC to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing NAVITEC shall have delivered to WRGI a certificate to that effect;

     (d) NAVITEC shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of NAVITEC under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of WRGI, individually or in the aggregate, have a Material Adverse Effect on NAVITEC;

     (e) there shall have been no events, changes or effects with respect to NAVITEC or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on NAVITEC; and

     Section 5.3. Conditions to the Obligations of NAVITEC. The respective obligations of NAVITEC to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of WRGI contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on WRGI) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing WRGI shall have delivered to NAVITEC a certificate to that effect;

     (b) each of the covenants and obligations of WRGI to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing WRGI shall have delivered to NAVITEC a certificate to that effect;

     (c) there shall have been no events, changes or effects with respect to WRGI having or which could reasonably be expected to have a Material Adverse Effect on WRGI.

                                  ARTICLE 6

                       Termination; Amendment; Waiver

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by WRGI's or NAVITEC's stockholders:

     (a) by mutual written consent of WRGI and NAVITEC;

     (b) by NAVITEC or WRGI if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by February 15, 2000; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

     (c) by WRGI if (i) there shall have been a breach of any representation or warranty on the part of NAVITEC set forth in this Agreement, or if any representation or warranty of NAVITEC shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by February 15, 2000 (or as otherwise extended), (ii) there shall have been a breach by NAVITEC of any of their respective covenants or agreements hereunder having a Material Adverse Effect on NAVITEC or materially adversely affecting (or materially delaying) the consummation of the Merger, and NAVITEC, as the case may be, has not cured such breach within 20 business days after notice by WRGI thereof, provided that WRGI has not breached any of its obligations hereunder, (iii) WRGI shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) WRGI shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

     (d) by NAVITEC if (i) there shall have been a breach of any representation or warranty on the part of WRGI set forth in this Agreement, or if any representation or warranty of WRGI shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by February 15, 2000 (or as otherwise extended),
(ii) there shall have been a breach by WRGI of its covenants or agreements hereunder having a Material Adverse Effect on WRGI or materially adversely affecting (or materially delaying) the consummation of the Merger, and WRGI, as the case may be, has not cured such breach within twenty business days after notice by NAVITEC thereof, provided that NAVITEC has not breached any of its obligations hereunder, (iii) the WRGI Board shall have recommended to WRGI's stockholders a Superior Proposal, (iv) the WRGI Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing,
(v) NAVITEC shall have convened a meeting of its stockholder to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholder.

     Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     Section 6.3. Fees and Expenses. Except as specifically provided in  this
Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     Section 6.4. Amendment. This Agreement may be amended by action taken by WRGI and NAVITEC at any time before or after approval of the Merger by the stockholders of WRGI and NAVITEC (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE 7

                                Miscellaneous

     Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

  If to NAVITEC:

     Navitec Group, Inc.
     1850 East Flamingo Rd. Suite 111
     Las Vegas, Nevada 89119
  with a copy to:

     Donald J. Stoecklein
     Sperry Young & Stoecklein
     1850 East Flamingo Rd. Suite 111
     Las Vegas, Nevada 89119
     (702) 792-2590
     (702) 794-0744
  if to WRGI:

     WorldNet Resources Group, Inc.
     140 West 9000 South, Suite 3
     Sandy, Utah 84070


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

     Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

     (a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which Nasdaq is closed;

     (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

     (d) "knowledge'' or "known'' means, with respect to any matter in question, if an executive officer of WRGI or NAVITEC or its subsidiaries, as the case may be, has actual knowledge of such matter;

     (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

     (f) "subsidiary" or "subsidiaries" of WRGI, NAVITEC or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which WRGI, NAVITEC or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of WRGI, NAVITEC or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

     Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
                                 WORLDNET RESOURCE GROUP, INC.


                                 By:/s/ Samy Salem
                                    Name: Samy Salem
                                    Title:  President

                                 NAVITEC GROUP, INC.


                                 By:/s/ Anthony DeMint
                                    Name: Anthony N. DeMint
                                    Title:  President

                          WRGI DISCLOSURE SCHEDULE

Schedule 2.1   Organization                  See Amended Articles/Bylaws

Schedule 2.6   Consents & Approvals          None Provided

Schedule 2.7   No Default                    Not Applicable

Schedule 2.8   No Undisclosed Liability      None Exist

Schedule 2.9   Litigation                    None Exist

Schedule 2.10  Compliance with Applicable Law     None

Schedule 2.11 Employee Benefit Plans         None Provided

Schedule 2.12 Environmental Laws and Regs    Not Applicable

Schedule 2.13 Tax Matters                    None Exist

Schedule 2.14 Title to Property              None Exist

Schedule 2.15 Intellectual Property               None Exist

Schedule 2.16 Insurance                 None Exist

Schedule 2.17  Vote Required                 None Required

Schedule 2.18 Tax Treatment                  Not Applicable

Schedule 2.19 Affiliates                _________________

Schedule 2.20 Certain Business Practices          None Exist

Schedule 2.21 Insider Interest                    __________________

Schedule 2.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.23 Broker                         None Exist

Schedule 4.1 Conduct of Business             None Provided

                         NAVITEC DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock             None Exist

Schedule 3.2(c) Capital Stock Rights              None Exist other than as in
Articles

Schedule 3.2(d) Securities conversions       None Exist

Schedule 3.2 (f) Subsidiaries                None Exist

Schedule 3.6   Consents & Approvals          Provided

Schedule 3.7   No Default                    Not Applicable

Schedule 3.8   No Undisclosed Liability      None Exist

Schedule 3.9   Litigation                    None Exist

Schedule  3.10   Compliance with Applicable Law      Not  Applicable  -  full
disclosed in 10KSB

Schedule 3.11 Employee Benefit Plans         Section 3.11( c)No Options Exist

                                   Section 3.11(e) No Agreements Exist

Schedule 3.12 Environmental Laws and Regs    Not Applicable

Schedule 3.13 Tax Matters                    None Exist

Schedule 3.14 Title to Property              None Exist

Schedule 3.15(b) Intellectual Property       None Exist

Schedule 3.16 Insurance                 None Exist

Schedule   3.17    Vote  Required                  See  Shareholder   Meeting
Certificate

Schedule 3.18 Tax Treatment                  Not Applicable

Schedule 3.19 Affiliates                ANTHONY DEMINT

Schedule 3.20 Certain Business Practices          None Exist

Schedule 3.21 Insider Interest               ANTHONY DEMINT

Schedule 3.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.23 Broker                         None Exist

Schedule 4.2 Conduct of Business             See Amended & Restated Articles